EXHIBIT 2.2

SEPARATION AND EXCHANGE AGREEMENT

by and among

BRAZIL INTERACTIVE MEDIA, INC.,

BIMI, INC.

and

BRAZIL INVESTMENTS HOLDING LLC

SEPARATION AND EXCHANGE AGREEMENT dated as of the date of signature below (this “Agreement”) by and among Brazil Interactive Media, Inc., a Delaware corporation (the “Company”), BIMI, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“BIMI Sub”), and Brazil Investments Holding, LLC, a Delaware limited liability company with entity number 5210015 and formerly named Brazil Interactive Holdings, LLC (“BIMI Holding” and, together with the Company and BIMI Sub, collectively, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, on March 13, 2013, the Company entered into an Agreement and Plan of Merger, by and among the Company, BIMI Holding, BIMI Sub and BIMI Acquisition Corp. (the “Merger Agreement”), by which BIMI Holding became the majority stockholder of the Company and BIMI Sub became a wholly-owned subsidiary of the Company; and

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interest of the Parties and their respective stockholders to separate BIMI Sub from the Company, and have expressly approved such a divestiture by this Agreement; and

WHEREAS, in furtherance of the foregoing, Boards of Directors of the Parties have determined that it is in the best interest of the Parties and their respective stockholders to enter into a transaction in the manner provided in this Agreement whereby the Company will exchange all of the outstanding equity of BIMI Sub, consisting of one million (1,000,000) shares of common stock, $0.0001 par value (the “Sub Shares”), to BIMI Holding, in exchange for 35,000,000 shares of common stock, par value $0.00001 per share, of the Company (the “Exchange Shares”) from BIMI Holding for return to treasury, on the terms and subject to the conditions set forth herein (the “Exchange”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE SHARES AND THE EXCHANGE SHARES

Section 1.1 The Shares. The Exchange Shares shall be transferred to the Company, and the Sub Shares shall be transferred to BIMI Holding, pursuant to Article II hereof.

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ARTICLE II

THE EXCHANGE

Section 2.1 The Exchange. Upon the terms and subject to the conditions of this Agreement, the Company agrees to assign and sell to BIMI Holding, the Sub Shares, and in exchange therefore at the Exchange Closing (as defined hereinafter), BIMI Sub shall assign and sell to the Company the Exchange Shares.

Section 2.2 Exchange Closing. At the Exchange Closing, the Company will deliver a certificate representing the Sub Shares to BIMI Holding, and BIMI Holding will deliver certificates representing the Exchange Shares to the Company for return to treasury. Subject to the satisfaction of the conditions set forth in Article VII, the time and date of such deliveries shall be on a date and at a place to be specified by the Parties (the “Exchange Closing”), which date is scheduled for Friday, March 28, 2014, but may be changed at the Company’s discretion, and is conditional upon the satisfaction or waiver of the conditions set forth in Article VII.

ARTICLE III

THE BUSINESS SEPARATION

Section 3.1 Business Separation.  On the terms and subject to the conditions set forth in this Agreement, prior to the Exchange Closing, the Company shall, and shall cause BIMI Sub and each other subsidiary of the Company to, effect each of the transactions set forth in this Article III of this Agreement, which transactions (collectively, the “Business Separation”) shall take place as provided below.

Section 3.2 Assets and Liabilities. The Parties agree that the Company and BIMI Sub each shall retain all assets and liabilities in their name, and to take any and all actions necessary so that, at the Exchange Closing, (i) the Company will own or be liable for all existing Company assets and liabilities, as set forth and limited in Annex A to this Agreement, and (ii) BIMI Sub will own or be liable for, all existing BIMI Sub assets and liabilities, including all assets and liabilities of BIMI Sub’s subsidiaries.

(a)                 In furtherance of the foregoing, the Parties agree that, as of the Exchange Closing, each Party will be deemed to have beneficial ownership of all of the assets, together with all rights and privileges incident thereto, and will be deemed to have all of the liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is intended to have pursuant to the terms of this Agreement.

(b)                 As of the Exchange Closing, BIMI Sub and its subsidiaries shall have no liability for any debt or obligation listed in Annex A of this Agreement, and furthermore, no liability whatsoever for any other debt or obligation of the Company, in the United States of America, including but not limited to any obligation in the United States of America to Cellcast UK Limited, its subsidiaries or affiliates. This Agreement shall not affect the pre-existing debts and liabilities of BIMI Sub subsidiaries in Brazil.

(c)                 As of the Exchange Closing, the Company shall retain liability for the debts or obligations listed in Annex A to this Agreement, and for any other debt or obligation of the Company in the United States of Americaf not listed in Annex A.

Section 3.3 Termination of Intercompany Agreements.

(a)                 Except as set forth in Section 3.3(b), the Company, on behalf of itself and each of its subsidiaries, and BIMI Sub, on behalf of itself and each of its subsidiaries, hereby terminate, effective as of the Exchange Closing, any and all intercompany agreements.  No such terminated intercompany agreement will be of any further force or effect from and after the Exchange Closing and all Parties shall be released from all liabilities thereunder. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

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(b)                 The provisions of Section 3.3(a) shall not apply to this Agreement, which shall continue to be outstanding after the Exchange, nor        any confidentiality, non-disclosure, release of liability and hold harmless agreements among any Parties.

Section 3.4 No Intercompany Accounts.  The Parties agree that there are no intercompany accounts outstanding between the Company and BIMI Sub or any of BIMI Sub’s subsidiaries.

Section 3.5 Bank Accounts; Cash Balances.  The Parties agree that the Company and BIMI Sub each shall retain all bank and brokerage accounts held in their respective names, with such cash balances as may exist.

(a)                 On or prior to the Exchange Closing, each Party agrees to take all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by any Party (the “Accounts”) so that such Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Account owned by any other Party, are de-linked from the Accounts owned by such other Party.

(b)                 Each Party agrees to take all actions necessary to amend all agreements governing the Accounts so that such Accounts, if currently linked, are de-linked from such other Parties’ Accounts.

Section 3.6 Resignation.   On or prior to the Exchange Closing:

(a)                 The Company shall deliver to BIMI Holding the resignation or evidence of removal, effective as of the Exchange Closing, of the officers and directors of BIMI Sub.

(b)                 BIMI Sub shall deliver to the Company the resignation or evidence of removal, effective as of the Exchange Closing, of Andrea Villas Boas as director of the Company.

Section 3.7 Transaction Expenses. All legal fees and other expenses incurred on behalf of the Parties in connection with this Agreement shall be the individual responsibility of the respective Party incurring such expense.

Section 3.8 2013 Company Audit Participation. The Company shall, at the Company’s expense, conduct a 2013 fiscal year audit of the books, records and financial statements of the Company and its subsidiaries, including BIMI, Inc., Brazil Interactive Media Participacões, Ltda. and EsoTV Brasil Promoção Publicidade Licenciamento e Comércio Ltda. (the “2013 Audit”). Irrespective of the timing of the 2013 Audit, whether it should occur prior or subsequent to the Exchange Closing, BIMI Sub and BIMI Holding agree and promise to take any and all actions necessary, including but not limited to providing access to books and records, all financial information, all banking statements, and all other data necessary to complete the 2013 Audit to the Company and its auditors, and any and all action necessary to cause BIMI Sub and each other subsidiary of BIMI Sub, including Brazil Interactive Media Participacões, Ltda. and EsoTV Brasil Promoção Publicidade Licenciamento e Comércio Ltda., to comply with and facilitate the completion of the 2013 Audit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to BIMI Holding as of the date hereof that:

Section 4.1 Existence and Power. BIMI Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company and BIMI Sub have the requisite corporate power and authority to enter into and perform their obligations under this Agreement.

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Section 4.2 Capitalization of BIMI Sub. The authorized capital stock of BIMI Sub consists of 100,000,000 shares of capital stock, divided into two classes with 80,000,000 shares designated as common stock at $.0001 par value (the “Common Stock”) and 20,000,000 shares designated as preferred stock at $.0001 par value (the “Preferred Stock”), of which, as of the Exchange Closing, no more than 1,000,000 shares of Common Stock are issued and outstanding, and no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of BIMI Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.3 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their terms.

Section 4.4 Board Approvals. The transactions contemplated by this Agreement, including without limitation the exchange of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of the Company.

Section 4.5 No Debts or Obligations. BIMI Sub has no debt, obligation, or liabilities whatsoever, neither independently nor for any debt or obligation of the Company, including but not limited to any obligation to Cellcast UK Limited, its subsidiaries or affiliates.

Section 4.6 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the articles of incorporation or bylaws of the Company or the articles of incorporation, charter, bylaws or other governing instrument of any subsidiary of the Company.

Section 4.7 Purchase for Own Account. The Company is acquiring the Exchange Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Securities Act”).

Section 4.8 Private Placement. The Company understands that (i) the Exchange Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. The Company represents that it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

Section 4.9 Legend. Each certificate representing an Exchange Share will bear a legend to the following effect unless the Company determines otherwise in compliance with applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BIMI HOLDING

BIMI Holding represents and warrants to the Company as of the date hereof that:

Section 5.1 Existence and Power. BIMI Holding is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 5.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of BIMI Holding, and this Agreement is a valid and binding obligation of BIMI Holding, enforceable against it in accordance with its terms.

Section 5.3 Ownership. BIMI Holding holds the Exchange Shares in its name and when exchanged, the Exchange Shares will be assigned to the Company free and clear of any and all competing interests, liens or claims by any other party. The Exchange Shares represent all of BIMI Holding’s equity interest in the Company, and neither BIMI Holding nor its beneficial owners and/or managers have any claim against the Company or any other person or entity whatsoever for any further interest in the Company. The Exchange has been duly authorized by all necessary corporate action. When assigned and sold against receipt of the consideration therefor, the Exchange Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights or competing claims.

Section 5.4 Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of BIMI Holding.

Section 5.5 Purchase for Own Account. BIMI Holding is acquiring the Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act.

Section 5.6 Private Placement. BIMI Holding understands that (i) the Sub Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by BIMI Sub in a transaction exempt from the registration requirements thereof and (ii) the Sub Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. BIMI Holding represents that it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

Section 5.7 Legend. Each certificate representing the Sub Shares will bear a legend to the following effect unless the Company determines otherwise in compliance with applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

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ARTICLE VI

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation To Effect the Exchange. The respective obligations of the parties hereunder to effect the Exchange shall be subject to the following conditions:

(a)                 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Exchange shall be in effect.

Section 7.2 Conditions to the Obligations of the Company. The obligations of the Company hereunder to effect the Exchange shall be subject to the satisfaction, or waiver by the Company, of the following conditions:

(a)                 2013 Company Audit Participation. The Company shall, at the Company’s expense, conduct a 2013 fiscal year audit of the books, records and financial statements of the Company and its subsidiaries, including BIMI, Inc., Brazil Interactive Media Participacões, Ltda. and EsoTV Brasil Promoção Publicidade Licenciamento e Comércio Ltda. (the “2013 Audit”). Irrespective of the timing of the 2013 Audit, whether it should occur prior or subsequent to the Exchange Closing, BIMI Sub and BIMI Holding agree and promise to take any and all actions necessary, including but not limited to providing access to books and records, all financial information, all banking statements, and all other data necessary to complete the 2013 Audit to the Company and its auditors, to cause BIMI Sub and each other subsidiary of the Company, including Brazil Interactive Media Participacões, Ltda. and EsoTV Brasil Promoção Publicidade Licenciamento e Comércio Ltda., to comply with and facilitate the completion of the 2013 Audit.

(b)                 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal BIMI Holding’s unrestricted and unlimited right to vote the Shares shall be in effect.

(c)                 No Other Event. No other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of the Company, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

Section 7.3 Right Not to Close.  Each of the conditions set forth in Section 7.2 is for the benefit of the Company, and the board of directors of the Company may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part.  Any determination made by the board of directors of the Company concerning the satisfaction or waiver of any or all of the conditions in Section 7.2 will be conclusive and binding on the Parties.  The satisfaction of the conditions set forth in Section 7.2 will not create any obligation on the part of the Company to effect the Exchange or in any way limit the Company’s right to terminate this Agreement as set forth in Section 8.1.

ARTICLE VII

TERMINATION

Section 7.1 Injunction; Illegality. This Agreement may be terminated at any time prior to the Exchange Closing by Company if (a) an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be nonappealable, or other law shall have been issued preventing or making illegal the completion of the Exchange or the other transactions contemplated by this Agreement, or (b) in the sole judgment of the Company, it is no longer in the best interests of the Company and its shareholders to complete the Exchange.

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ARTICLE VIII

MUTUAL RELEASES; INDEMNIFICATION

Section 8.1 Release of Pre-Exchange Claims.

(a)                 Effective as of the Exchange Closing, BIMI Sub and BIMI Holding do hereby, for themselves and each of their subsidiaries, release and forever discharge the Company and each of its subsidiaries, directors, officers and stockholders, from any and all liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Exchange Closing, including in connection with this Agreement and the Exchange.

(b)                 Effective as of the Exchange Closing, the Company does hereby release and forever discharge BIMI Holding, BIMI Sub, and each of their subsidiaries, directors, officers and stockholders from any and all liabilities whatsoever to the Company, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Exchange Closing, including in connection with this Agreement and the Exchange.

(c)                 BIMI Sub shall not make, and shall not permit any subsidiary of BIMI Sub to make, any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or indemnification, against the Company with respect to any liabilities released pursuant to Section 9.1(a).  The Company shall not make any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or any indemnification, against BIMI Sub or its subsidiaries with respect to any liabilities released pursuant to Section 9.1(b). BIMI Holding shall not make, and shall not permit any subsidiary of BIMI Holding to make, any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or indemnification, against the Company with respect to any liabilities released pursuant to Section 9.1(a).

Section 8.2 Indemnification by BIMI Sub.  BIMI Sub shall indemnify, defend and hold harmless, the Company and each of its subsidiaries, directors, officers and stockholders, from and against any and all losses of the Company relating to, arising out of or resulting from any of the following (without duplication):

(a)                 any BIMI Sub liability, including the failure of any subsidiary of BIMI Sub or any other person to pay, perform or otherwise promptly discharge any BIMI Sub liabilities in accordance with their respective terms, whether prior to, at or after the Exchange Closing; and

(b)                 any breach by BIMI Sub or its subsidiaries of any provision of this Agreement or that certain Settlement Agreement among the Parties dated September 3, 2013, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein.

Section 8.3  Survival of Indemnities.  The rights and obligations of each of the Parties under this Article IX shall survive the Effective Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its subsidiaries of any assets or businesses or the assignment by it of any liabilities.

Section 8.4 Limitation of Liability.  EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a)(i) if to Company, to:

Brazil Interactive Media, Inc.

801 Brickell Avenue, Ste. 900

Miami, FL 33131

Attention: General Counsel

with a copy to:

Thompson Hine LLP

Attention: Peter Gennuso

335 Madison Avenue

New York, NY 10004

Attention:   Peter Gennuso

(b) if to Purchaser, to:

Brazil Investments Holding LLC

16860 SW 1st Street

Pembroke Pines, Florida 33027

Attention:   Percival Palesel

Section 9.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.4 Fees and Expenses. Each Party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that none of the Parties may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties hereto.

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Section 9.6 Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.7 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.8 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 9.10 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 9.12 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.13 Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary or affiliate of such Party.

Section 9.14 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

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 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRAZIL INTERACTIVE MEDIA, INC.

/s/ Corey Hollister
Name:	Corey Hollister
Title:	President and Chief Executive Officer
Date:	May 16, 2014

BIMI, INC.

/s/ Corey Hollister
Name:	Corey Hollister
Title:	President and Chief Executive Officer
Date:	May 16, 2014

BRAZIL INVESTMENTS HOLDING LLC

/s/ José Percival Palesel
Name:	José Percival Palesel
Title:	Manager
Date:	May 16, 2014

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